Exhibit 10.16

FORM OF CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is entered into as of        , 20  (the “Effective Date”), by and between Sunshine Heart, Inc., a Delaware corporation (the “Company”), and        , a resident of        (“Executive”).

Background

WHEREAS, Executive is a key member of the management of the Company and has heretofore devoted substantial skill and effort to the affairs of the Company; and

WHEREAS, it is desirable and in the best interests of the Company and its stockholders to continue to obtain the benefits of Executive’s services and attention to the affairs of the Company; and

WHEREAS, it is desirable and in the best interests of the Company and its stockholders to provide inducement for Executive (A) to remain in the service of the Company in the event of any proposed or anticipated Change in Control (as defined below) and (B) to remain in the service of the Company in order to facilitate an orderly transition if a Change in Control occurs, without regard to the effect such Change in Control may have on Executive’s employment with the Company; and

WHEREAS, it is desirable and in the best interests of the Company and its stockholders that Executive be in a position to make judgments and advise the Company with respect to any proposed Change in Control; and

WHEREAS, for the reasons set forth above, the Company and Executive desire to enter into this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Company and Executive agree as follows:

1.                                      Definitions.  Capitalized terms used in the Agreement shall have their defined meaning throughout the Agreement.  The following terms shall have the meanings set forth below.

(a)                                 “Board” means the Board of Directors of the Company.

(b)                                 “Cause” shall have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term shall mean with respect to Executive, the occurrence of any of the following events, if such event results in a demonstrably harmful impact on the Company’s business or reputation, or that of any of its subsidiaries: (i) Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company or of any statutory duty owed to the Company; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) Executive’s gross misconduct. The determination that a termination of Executive’s employment is either for Cause or without Cause shall be made by the Company in its sole discretion.

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a specific provision of the Code includes a reference to such provision as it may be amended from time to time and to any successor provision.

(d)                                 “Change in Control” shall have the meaning ascribed to that term under Section 13(d) of the Equity Incentive Plan.

(e)                                  “Disability” shall have the meaning ascribed to that term under Section 13(m) of the Equity Incentive Plan, replacing “Participant” with “Executive” for purposes of this Agreement.

(f)                                   “Equity Incentive Plan” means the Sunshine Heart, Inc. New-Hire Equity Incentive Plan, as amended from time to time and any other equity incentive plan of the Company that Executive participates in after the date of this Agreement.

(g)                                  “Health Benefits” means if Executive (and/or Executive’s covered dependents) is eligible for and properly elects to continue group medical and/or dental insurance coverage, as in place immediately prior to the Termination Date, the Company’s continued payment of the Company’s portion of any premiums or costs of such coverage until the earlier of (i) twelve (12) months after the Termination Date, or (ii) the date Executive (and/or Executive’s covered dependents, as applicable) is eligible to receive group medical and/or dental insurance coverage by a subsequent employer, in either case provided Executive remains eligible for continuation coverage and timely pays Executive’s portion, if any, of such coverage.  All such Company-provided medical and/or dental insurance premiums, or costs of coverage, will be paid directly to the insurance carrier or other provider by the Company and Executive will make arrangements with the Company to pay Executive’s portion of such coverage in an amount equal to such portion that Executive would pay if Executive was actively employed by the Company during such period.

(h)                                 “Letter Agreement” means the Employment Terms letter from the Company to Executive dated        , 20  , and countersigned by Executive on        , 20  .

(i)                                     “Monthly Base Salary” means Executive’s monthly base salary as of the Termination Date, provided, however, if Executive’s monthly base salary has been reduced and such reduction has triggered Executive’s Resignation for Good Reason, then “Monthly Base Salary” shall mean  Executive’s monthly base salary immediately prior to such reduction.

(j)                                    “Notice of Termination” means a written notice which shall indicate the specific termination provisions in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination.

(k)                                 “Preliminary Event” shall mean an involuntary termination of the Executive’s employment by the Company without Cause prior to a Change in Control and the expiration of the Term; provided that Executive reasonably demonstrates that such termination (i) was requested by a party other than the Board that has taken other steps reasonably calculated to result in a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control.

(l)                                     “Proprietary Information Agreement” means the Employee Proprietary Information, Inventions, Assignment and Non-Competition Agreement between Executive and the Company dated        , 20  .

(m)                             “Resignation for Good Reason” means a termination of Executive’s employment by the Executive within thirty (30) days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events without Executive’s consent: (i) a reduction in any of the Executive’s compensation rights under the Letter Agreement; (ii) a material reduction in the Executive’s duties and responsibilities as in effect immediately prior to such reduction; (iii) the relocation of the Executive’s principal office to a location that is more than 75 miles outside of Eden Prairie, Minnesota; or (iv) a material breach of any material provision of the Letter Agreement by the Company.  Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (A) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason, (B) unless Executive shall have delivered a written notice to the Board within forty-five (45) days of Executive’s having actual knowledge of the occurrence of one of such events stating that Executive intends to terminate Executive’s employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within twenty-one (21)  days of the receipt of such notice or (C) if Executive’s date of termination as a result of such event occurs within 180 days after the initial occurrence of such event alleged to constitute Resignation for Good Reason.

(n)                                 “Successor” means any successor to all or substantially all of the Company’s business by merger, consolidation, purchase of assets or otherwise.

(o)                                 “Term” means the period from the Effective Date through the later of (i) the five-year anniversary of the Effective Date, provided that such period shall be automatically extended for successive two-year periods thereafter until notice of non-renewal is given by the Company or Executive to the other party hereto at least sixty (60) days prior to the five-year anniversary of the Effective Date or the end of the two-year extension period then in effect, as the case may be, or (ii) if a Change in Control occurs on or prior to the five-year anniversary of the Effective Date (or prior to the end of the two-year extension period then in effect as provided for in clause (i) hereof), the one-year anniversary of the effective date of the Change in Control.

(p)                                 “Termination Date” means the date of Executive’s “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code.

(q)                                 “Termination Payments” means the Company’s payment to Executive of (i) an amount equal to twelve (12) months of Executive’s Monthly Base Salary, less applicable withholdings, plus (ii) an amount equal to the incentive bonus payment received by Executive for the fiscal year immediately preceding the fiscal year in which the Termination Date occurs, less applicable withholdings, both payable in a lump sum on the Company’s first regular payroll date after expiration of the release described in Section 7.

(r)                                    “Transition Period” means the period commencing on the effective date of the Change in Control and ending on the date that is one year thereafter.

2.                                      Award Acceleration Upon a Change in Control.  Subject to Section 8, a Change in Control while Executive is actively employed by the Company during the Term shall cause the immediate acceleration of the vesting of 100% of any unvested portion of any stock option or other equity based awards held by Executive on the effective date of such Change in Control, including without limitation any options granted under the Equity Incentive Plan, which acceleration shall be in addition to any other rights Executive may have under the terms of any such stock option or restricted stock award.  Any such acceleration shall not, however, detract from the authority of the Board or any committee thereof under the Equity Incentive Plan or otherwise to cancel any such stock option award, to the extent not exercised prior to the effective time of the Change in Control, in exchange for consideration, in such form as may be determined by the Board or such committee, in an amount equal to the excess, if any, of (A) the fair market value (as determined in good faith by the Board or such committee) immediately prior to the effective time of the Change in Control of the number of shares of the Company’s common stock remaining subject to the stock option award, over (B) the aggregate exercise price of such number of shares remaining subject to the stock option award.

3.                                      Termination of Employment.  Executive shall at all times be an employee at will, and the Company may terminate Executive’s employment with or without Cause at any time or Executive may resign (whether through a Resignation for Good Reason or otherwise) at any time, subject to any notice requirements or other obligations of the parties under this Agreement.

4.                                      Payments Upon Termination of Employment After a Change in Control.  If a Change in Control occurs during the Term, and if Executive’s employment terminates such that the Termination Date occurs during or after the Transition Period, then Executive shall be entitled to payments and benefits on the terms and conditions specified in this Section 4.

(a)                                 Payment Upon Involuntary Termination Without Cause or Voluntary Resignation for Good Reason During the Transition Period.  If Executive’s Termination Date occurs during the Transition Period, and if such termination is involuntary at the initiative of the Company without Cause or due to a voluntary Resignation for Good Reason, then, in addition to such base salary and other compensation that has been earned but not paid to Executive as of the

Termination Date (which shall be payable in accordance with the Company’s regular payroll practices and applicable plans and programs), the Company shall provide to Executive the Termination Payments and the Health Benefits, subject to the conditions in Section 7.

(b)                                 Other Termination Following a Change in Control.  If Executive’s Termination Date occurs during the Transition Period or otherwise following a Change in Control, and such termination is:

(i)                                     by reason of Executive’s abandonment of or resignation from employment for any reason (other than, during the Transition Period, a Resignation for Good Reason);

(ii)                                  by reason of termination of Executive’s employment by the Company for Cause;

(iii)                               because of Executive’s death or Disability; or

(iv)                              upon or following expiration of the Term,

then the Company will pay to Executive, or Executive’s beneficiary or Executive’s estate, as the case may be, such base salary and other compensation that has been earned but not paid to Executive as of the Termination Date (which shall be payable pursuant to the Company’s regular payroll practices and applicable plans and programs), and Executive shall not be entitled to any additional compensation or benefits provided under this Section 4.

5.                                      Payments Upon a Change in Control.  If Executive’s employment terminates during the Term due to a voluntary Resignation for Good Reason and a Change in Control occurs within ninety (90) days after the Termination Date and during the Term or a Preliminary Event occurs and a Change in Control occurs within ninety (90) days after the Termination Date and during the Term, then, in addition to such base salary and other compensation that has been earned but not paid to Executive as of the Termination Date (which shall be payable in accordance with the Company’s regular payroll practices and applicable plans and programs), the Company shall provide to Executive the Termination Payments and the Health Benefits, subject to the conditions in Section 7.  Except as provided in the preceding sentence and Section 2, Executive shall not be entitled to any payments, benefits or accelerated vesting of equity upon a Change in Control.

6.                                      Payments Upon Termination of Employment Prior to a Change in Control or Upon or Following Expiration of the Term.  If Executive’s employment is terminated for any reason, whether at the initiative of the Company or Executive or due to Executive’s death or Disability, and the Termination Date occurs prior to a Change in Control or upon or following expiration of the Term, then, except as provided in Section 5, the Company will pay to Executive, or Executive’s beneficiary or Executive’s estate, as the case may be, such base salary and other compensation that has been earned but not paid to Executive as of the Termination Date (which shall be payable pursuant to the Company’s regular payroll practices and applicable plans and programs), and Executive shall not be entitled to any additional compensation or benefits under this Section 6.

7.                                      Release and Other Conditions.  Notwithstanding any other provisions of this Agreement, neither the Company nor any Successor shall be obligated to provide the Termination Payments or Health Benefits under Sections 4 or 5 unless (a) Executive shall have signed a full release of any and all claims in favor of the Company (and any Successor), pursuant to a form of release acceptable to counsel to the Company, (b) all applicable consideration periods and rescission periods provided by law shall have expired, and (c) Executive is in strict compliance with the terms of this Agreement and the Proprietary Information Agreement as of the dates the Company provides any Termination Payments or Health Benefits.

8.                                      “Parachute Payment” Adjustment.

(a)                                 Possible Reduction.  In the event Executive becomes entitled to any benefits or payments in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) under this Agreement, or any other plan, arrangement, or agreement with the Company (the “Payments”), and such benefits or payments would (in the absence of this Section 8) be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), the aggregate present value of the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide Executive with a greater net after-tax amount than would be the case if no reduction was made.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with section 280G(d)(4) of the Code.  If Payments are to be reduced, the Company shall reduce the Payments under this Agreement by first reducing Payments that are payable in cash and then by reducing non-cash Payments.  Only amounts payable under this Agreement shall be reduced pursuant to this Section 8.

(b)                                 Determinations.  All determinations to be made under this Section 8 shall be made by the Company’s independent public accounting firm as in effect immediately prior to the event that constitutes a change in control under section 280G of the Code or another independent firm selected by the Company before such event (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations to the Company and Chief Executive Officer within ten (10) business days after such event.  Any such determination by the Accounting Firm shall be binding upon the Company and Executive.

(c)                                  Fees and Expenses.  All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 8 shall be borne solely by the Company.  The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 8, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

9.                                      Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than a termination by mutual agreement or Executive’s death) shall be communicated by written Notice of Termination to the other party hereto.

10.                               Acknowledgment of Letter Agreement or the Proprietary Information Agreement.  Executive acknowledges and agrees that nothing in this Agreement limits or supersedes any of the provisions contained in the Letter Agreement or the Proprietary Information Agreement, all of which remain in full force and effect between Executive and the Company and are hereby reaffirmed in all respects.

11.                               Miscellaneous.

(a)                                 Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation.

(b)                                 Section 409A.  This Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

(c)                                  Assignment; Successors.  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.  The Company may, without further consent of Executive, assign this Agreement to any Successor, and this Agreement shall be binding upon and inure to the benefit of any Successor of the Company.

(d)                                 Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the Company at the Company’s address or to Executive at the last address of Executive contained in the Company’s records.  Either party may, by notice hereunder, designate a changed address.  Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the registered date or the date stamped on the certified mail receipt, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

(e)                                  Governing Law; Consent to Jurisdiction, Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard to its principles of conflicts of laws.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Minnesota and the United States District Court for the District of Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(f)                                   Construction.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(g)                                  Waivers.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

(h)                                 Amendment.  No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement shall be effective unless in a writing signed by the Company and Executive.

(i)                                     Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and Executive relating to payments and benefits upon a Change in Control or termination of Executive’s employment or other separation from service with the Company.  This Agreement supersedes all prior discussions, agreements or understandings between Executive and the Company related to such subject matter.

(j)                                    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON EXECUTIVE WITHOUT RESERVATION.  NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO EXECUTIVE TO INDUCE EXECUTIVE TO SIGN THIS AGREEMENT.  EXECUTIVE SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY.

THE COMPANY:	EXECUTIVE:

SUNSHINE HEART, INC.

By:
Name:
Title:

Date: